Exhibit 16
Rule 10b5-1 Trading Plan
This Trading Plan (the "Trading Plan") is entered into on 12/31/14 ("Purchaser's Adoption Date") between SGMS Acquisition Two Corporation ("Purchaser") and UBS Financial Services Inc. ("UBSFS") for the purpose of purchasing shares of the common stock ("Stock") of Scientific Games Corporation ("Issuer"), SGMS (Ticker), listed in Exhibit A, in accordance with Rule 10b5-1(c)(1) of  the Securities Exchange Act of 1934, as amended (the "Exchange Act").
Purchaser and UBSFS agree as follows:
1.
Specific Plan of Purchase.  UBSFS, acting as agent, agrees to effect purchases of Stock on behalf of Purchaser in accordance with the specific instructions set forth in Exhibit A (the "Trading Instructions").  UBSFS's obligations under this Trading Plan will not take effect until UBSFS approves and accepts this Trading Plan.

2.
Fees/Commissions.  Purchaser shall pay UBSFS $0.06 cents per share of Stock purchased; with such amounts to be paid to UBSFS with the Purchase Amount (as defined in section 4(b) under this Trading Plan).

3.	Purchaser's Representations and Warranties. As of the date hereof, Purchaser represents and warrants that:
(a)	Purchaser is not aware of any material nonpublic information concerning Issuer or any securities of Issuer;
(b)	Purchaser is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;
(c)
Purchaser has informed Issuer of this Trading Plan, has furnished Issuer with a copy of this Trading Plan and has determined that this Trading Plan is consistent with the Issuer's insider trading policy;

(d)
Purchaser has disclosed to UBSFS any agreements that Purchaser is currently party to, or within the past 60 days, has been party to, with another broker, dealer or financial institution (each, a "Financial Institution") entered into for the purpose of establishing a trading plan that complies with Rule 10b5-1;

(e)	Purchaser is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent UBSFS from conducting purchases in accordance with this Trading Plan;
(f)
Purchaser has had an opportunity to consult with Purchaser's own advisors as to the legal, tax, financial and other aspects of this Trading Plan, including this Trading Plan's compliance with Rule 10b5-1 and applicable state law.  Purchaser has not received or relied on any representations from UBSFS concerning this Trading Plan's compliance with Rule 10b5-1.

4.	Agreements by Purchaser. Purchaser acknowledges and agrees to the following provisions:
(a)
Brokerage Account.  Purchaser shall open a sole-purpose UBSFS brokerage account in the name of and for the benefit of Purchaser (the "Plan Account"), prior to the acceptance and approval of this Trading Plan by UBSFS 10b5-1 Group.

(b)
Delivery of Purchase Price and Fees.  Purchaser agrees to deliver funds in an amount necessary to cover the purchase price and related fees (the "Purchase Amount") for all shares of Stock purchased pursuant to this Trading Plan into the Plan Account prior to the commencement of any purchases under this Trading Plan.  Upon notification from UBSFS, if any, that the dollar amount available for purchases in the Plan Account is less than dollar amount that UBSFS estimates is required to purchase the balance of shares of Stock pursuant to this Trading Plan, Purchaser agrees to deliver promptly to the Plan Account the dollar amount specified by UBSFS as necessary to eliminate this shortfall.

(c)
Hedging  Transactions.  While this Trading Plan is in effect, Purchaser shall comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Stock.

(d)
Notice to UBSFS.  Purchaser shall notify UBSFS to terminate or suspend purchases, as appropriate, as soon as practicable upon the occurrence of any of the events contemplated in paragraph 5(a) or (b), or paragraph 6 (c).

(e)
Communications.  Purchaser shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or Issuer to any employee of the UBSFS 10b5-1 Group or any UBSFS Financial Advisor; provided, however, compliance by Issuer with the provisions of any of its credit facilities to UBSFS or any of it's a affiliates is a party shall not be a breach of this provision.

(f)
Compliance with Applicable Laws and Required Exchange Act Filings.  Purchaser shall comply with all applicable laws, rules and regulations in connection with the transactions contemplated hereby, and Purchaser shall make all filings required under Sections 13 and 16 of the Exchange Act in a timely manner.

(g)	No Influence. Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Stock pursuant to this Trading Plan.
(h)
Execution, Average Pricing and Pro Rata Allocation of Purchases.   UBSFS may purchase Stock on any national securities exchange, in the overthecounter market, on an automated trading system or otherwise.  UBSFS or one of its affiliates may make a market in the Stock and may act as principal in executing purchases under the Trading Plan.  To the extent that UBSFS administers other trading plans relating to Issuer's securities, UBSFS may aggregate orders for Purchaser with orders under other purchasers' trading plans for execution in a block and allocate each execution on a pro rata basis to each purchaser.  In the event of partial execution of block orders, UBSFS shall allocate all Stock actually bought on a particular day pursuant to all Rule 10b5-1 trading plans concerning Issuer's securities that UBSFS manages pro rata based on the ratio of (x) the number of shares to be bought pursuant to the order instructions of each Trading Plan to (y) the total number of shares to be bought under all Trading Plans having the same type of order instructions.

(i)
Exclusivity. Until this Trading Plan has been terminated, Purchaser shall not enter into any agreement with, give any instructions to, or adopt a plan for trading with another Financial Institution with respect to purchase or sale of the Stock that is referenced in Exhibit A of the plan, for the purpose of establishing a trading plan that complies with Rule 10b5-1.

(j)	Acknowledgment of Relief from Obligation to Effect Purchases. UBSFS shall be relieved of its obligation to purchase Stock as otherwise required by paragraph 1 above at any time when:
(i)
UBSFS has determined that (A) it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Purchaser or Purchaser's affiliates; or (B) a material adverse change in the financial markets, in the market activity in the Stock or in the internal systems of UBSFS or one of its affiliates, an outbreak or escalation of hostilities or other crisis or calamity has occurred (in each case, the effect of which is such as to make it, in the sole judgment of UBSFS, impracticable for UBSFS to purchase Stock); or (C) a trading suspension with respect to the Stock by the Securities and Exchange Commission or the primary listed exchange or a delisting of the Stock or a banking moratorium has occurred; if UBSFS cannot effect a purchase for any of such reasons, UBSFS shall effect such purchase as promptly as practical after the cessation or termination of such cause, subject to the restrictions set forth in paragraph 1 of Exhibit A;

(ii)	This Trading Plan is suspended in accordance with paragraph 5 below;
(iii)	This Trading Plan is terminated in accordance with paragraph 6 below.
5.	Suspension. Purchases under this Trading Plan shall be suspended as follows:
(a)
Promptly after the date on which UBSFS receives notice from Purchaser or Issuer of legal, contractual or regulatory restrictions applicable to Purchaser or Purchaser's affiliates that would prevent UBSFS from purchasing Stock under this Trading Plan (such notice merely stating that there is a restriction applicable to Purchaser without specifying the reasons for the restriction), including a restriction based on Purchaser's awareness of material nonpublic information in connection with a tender offer for Issuer's securities (transactions on the basis of which

Rule 14e-3 of the Exchange Act could be violated). The Purchaser or the Issuer will notify UBSFS in writing of its intention and specify the beginning date and the ending date, to the extent that it's known, of the suspension or temporary withdrawal period. The notice shall be provided no less than two (2) business days prior to beginning or end of suspension date.

(b)
In the event of a Qualifying Securities Offering, promptly after the date on which UBSFS receives notice from Issuer or Purchaser of the Suspension Date until UBSFS receives notice from Issuer or Purchaser of the Resumption Date; provided, however, that (i) Purchaser certifies that Purchaser has no control over the Suspension Date or the Resumption Date, and (ii) if Purchaser is unable to make such certification then this paragraph shall result in a termination of the Trading Plan, rather than suspension.

"Qualifying Securities Offering" means any offering of securities of Issuer for cash in which the lead underwriter, lead manager, initial purchaser, placement agent or other entity performing a similar function (each, an "Underwriter") requires Purchaser to agree to restrict Purchaser's ability to effect Purchases pursuant to this Trading Plan.
"Suspension Date" means the date on which a preliminary prospectus, offering memorandum, offering circular or other disclosure document (each, a "Preliminary Offering Document") is first used to market securities of Issuer by the Underwriter, or if a Preliminary Offering Document is not used, the date on which the underwriting agreement, purchase agreement, placement agent agreement or similar agreement (each, an "Underwriting Agreement") is entered into by the Underwriter and Issuer.
"Resumption Date" means the day immediately following the expiration of the time period during which Purchaser was restricted from effecting Purchases pursuant to this Trading Plan in accordance with the Underwriting Agreement.
(c)
In the event that the UBSFS 10b5-1 Group becomes aware of material nonpublic information concerning Issuer or the Stock, UBSFS may be required by applicable law or, in its sole discretion, find it advisable, to suspend purchases under this Trading Plan.  In such case, UBSFS shall promptly notify Purchaser of the suspension of purchases under this Plan.

6.	Termination. This will terminate on the earliest to occur of the following:
(a)	At the close of trading on March 16, 2015;
(b)	promptly after the date on which UBSFS receives notice from Purchaser of the termination of this Trading Plan, in which case, Purchaser agrees to notify the Issuer promptly of such termination;
(c)	upon the reasonable determination by UBSFS, or promptly after the reasonable determination by Purchaser and notice to UBSFS, that this Trading Plan does not comply with Rule 10b5-1;
(d)	immediately in the event that Purchaser fails to deliver the Purchase Price pursuant to paragraph 4(b);
(e)	the date that the aggregate number of shares of Stock purchased pursuant to this Trading Plan reaches 2,000,000 shares.
7.
Confidentiality.  UBSFS will maintain the confidentiality of this Plan and will not disclose the specific terms of this Plan to any person or entity, except:  (i) to those persons who reasonably need to know the information in the execution and administration of the Trading Plan; (ii) to respond to any inquiry from the Securities and Exchange Commission, FINRA, NYSE or any other self-regulatory organization, any State securities regulator, or any other governmental authority regarding the Trading Plan,  (iii) to any other person or entity to the extent such disclosure is required by law or by a subpoena issued by a court of competent jurisdiction.

8.	Indemnification; Limitation of Liability.
(a)	Indemnification.
(i)
Purchaser agrees to indemnify and hold harmless UBSFS and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively,

"Losses") arising out of or attributable to (A) UBSFS Inc.'s actions taken or not taken in compliance with this Trading Plan, (B) any breach by Purchaser of this Trading Plan (including Purchaser's representations and warranties hereunder), or (C) any violation by Purchaser of applicable laws or regulations. This indemnification shall survive termination of this Trading Plan.

(ii)
UBSFS agrees to indemnify and hold harmless Purchaser from and against all Losses arising out of or attributable to the gross negligence or willful misconduct of UBSFS in connection with this Trading Plan.

(b)	Limitation of Liability.
(i)
Notwithstanding any other provision hereof, UBSFS shall not be liable to Purchaser, and Purchaser shall not be liable to UBSFS, for: (A) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (B) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God".

(ii)
Notwithstanding any other provision hereof, UBSFS shall not be liable to Purchaser for (A) the exercise of discretionary authority or discretionary control under this Trading Plan, if any, or (B) any failure to effect a purchase required by paragraph 1, except for failures to effect purchases as a result of the gross negligence or willful misconduct of UBSFS.

9.
Agreement to Arbitrate.  Any dispute between Purchaser and UBSFS arising out of, relating to or in connection with this Trading Plan or any transaction relating to this Trading Plan shall be determined only by arbitration as provided in the UBSFS brokerage account agreement referred to in paragraph 4(a) above.

10.	Notices.
(a)	All notices to UBSFS under this Trading Plan shall be provided in writing to the 10b5-1 Group of UBSFS by facsimile at fax number 201-352-4728.
(b)	All notices to Purchaser under this Trading Plan shall be provided by mail to the address below:
James Cadugan
Vice President, Treasurer and Controller
MacAndrews & Forbes Incorporated
35 East 62nd Street
 New York, NY  10065
(c)
UBSFS will provide notification of all purchases of Stock under this Trading Plan to Purchaser and to Issuer by e-mail at the below addresses by 6 p.m. (ET) on the date of execution on a best efforts basis, with a final report by 12 p.m. (ET) on the following business day.  Purchaser and Issuer agree to notify UBSFS in writing of any changes to the contact information provided.

PSavas@mafgrp.com
MBorofsky@mafgrp.com
Jcadugan@mafgrp.com
Steven.Mitchell@ubs.com
 Maureen.Mcdevitt@ubs.com
11.
Amendments and Modifications.  This Trading Plan and the Exhibits hereto may be amended by Purchaser only upon the written consent of UBSFS and receipt by UBSFS of the following documents, each dated as of the date of such amendment:

(a)
a certificate signed by Purchaser, certifying that the representations and warranties of Purchaser contained in this Trading Plan are true at and as of the date of such certificate as if made at and as of such date; and

(b)	an issuer certificate completed by Issuer substantially in the form of Exhibit B.
12.
Inconsistency with Law.  If any provision of this Trading Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Trading Plan will continue and remain in full force and effect.

13.	Governing Law. This Trading Plan shall be governed by and construed in accordance with the internal laws of the State of New York.
14.
Entire Agreement.  This Trading Plan, including Exhibits and the brokerage account agreement referred to in paragraph 4(a) above, constitutes the entire agreement between the parties with respect to this Trading Plan and supercedes any prior agreements or understandings with regard to this Trading Plan.

15.
Counterparts.  Trading Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; provided, however that (i) Purchaser's Adoption Date is the same date that Purchaser signed this Trading Plan and its Exhibits, (ii) the Trading Plan Effective Date may be no sooner than two weeks following the Purchaser's Adoption Date, (iii) the Issuer's Certification Date, as defined in Exhibit B, may not be earlier than the Purchaser's Adoption Date, and (iv) UBSFS will not approve and accept this Trading Plan on any date that is prior to the Purchaser's Adoption Date or the Issuer's Certification Date.

PURCHASER REPRESENTS AND WARRANTS THAT THEY WILL RETAIN A COPY OF THIS TRADING PLAN AFTER EXECUTING/DATING IT BELOW.
NOTICE:  THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE IN PARAGRAPH 9.
IN WITNESS WHEREOF, the undersigned have signed this Trading Plan as of the date specified below.

SGMS ACQUISITION TWO CORPORATION
By:	/s/ Paul G. Savas
Name:	Paul G. Savas	Date: 12/31/14
Title:	Executive Vice President and CEO
NOTICE: Signature date above must be the same as Purchaser's Adoption Date as defined in the opening section of this Trading Plan.

ACCEPTED BY: UBS FINANCIAL SERVICES INC.

/s/ Igor Shteyn
Name:	Igor Shteyn	Date: 12/31/14
Title:	Executive Director

/s/ Christopher Deluca
Name:	Christopher Deluca	Date: 12/31/14
Title:	Director